Exhibit 23.2

We hereby consent to the use of our report and the reference to our name as they appear and where they appear in Millar Western Forest Products Ltd.’s Registration Statement on Form F-4, as such may thereafter be amended or supplemented.

Poyry Management Consulting

/s/ Gordon Flie
GORDON FLIE
SENIOR CONSULTANT

Dated: March 7, 2012